FOR IMMEDIATE RELEASE

Contact:
John Fuller,
Chief Financial Officer
760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS 2006
THIRD QUARTER EARNINGS

CARLSBAD, CA - November 1, 2006 - Rubio's®  Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the third quarter and year-to-date ended September 24, 2006.

Third Quarter Results

•	Revenues rose 6.1% to $38.8 million from $36.5 million for the same quarter last year.
•	Comparable store sales increased 1.8% (versus comparable store sales increase of 0.3% for the same quarter last year). Transactions decreased 1.2% and check average increased 3.0%.
•	Net income was $600,000 as compared to net income of $828,000 for the same quarter last year.
•	Earnings per share were $0.06 per diluted share as compared to $0.09 per diluted share for the same quarter last year.
•	Restaurant operating cash flow margins were 17.6% as compared to 17.1% in the same quarter last year.
•	Adjusted EBITDA was $3.0 million as compared to $3.1 million for the same quarter last year.
•	Average unit volumes for the trailing four quarters were $966,000.

Restaurant operating cash flow margins improved due to an increase in the comparable store sales of 1.8% and a reduction in the workers’ compensation reserves of $365,000. The Company’s focus on reducing the number of workers’ compensation claims resulted in a decrease of approximately 75% from three years ago, and the severity of claims has been reduced allowing for claims to be closed less expensively and more quickly. Cost of sales increased by 0.6% of restaurant revenues primarily due to an increase in seafood costs. Restaurant occupancy and other expenses stabilized on a comparative basis vs. last year’s third quarter when the energy crisis dramatically increased utilities and other related expenses.

The decrease in earnings from a year ago is due to four reasons. First, general and administrative expenses increased by a total of $516,000 due to head count additions primarily related to our new restaurant development and re-imaging programs; stock compensation expenses of $142,000; and $74,000 in additional litigation-related legal fees above what was spent last year. Second, pre-opening expenses have increased by $154,000 due to three new restaurants opening in the third quarter and five more planned for the fourth quarter. Also, the Company has increased the amount of pre-opening costs by approximately $15,000 for grand opening marketing-related expenses starting in the third quarter which will create better awareness and position the new restaurants to open at higher level of sales. Third, depreciation and amortization increased by $146,000 due to new restaurants opened in late 2005 as well as the Company’s restaurant re-image program. Lastly, loss on disposal of property has increased by $71,000 primarily due to the re-imaging program that removes certain fixtures in the restaurant prior to being fully depreciated.

Year-to-Date Results

•	Revenues rose 4.4% to $111.0 million from $106.3 million for the same three quarters last year.

•	Comparable store sales increased 1.0% (versus comparable store sales increase of 0.2% for the same time frame last year). Transactions decreased 0.7% and check average increased 1.7%.
•	Net income was $1.2 million as compared to net income of $2.2 million for the same three quarters last year.
•	Earnings per share were $0.13 per diluted share as compared to $0.23 per diluted share for the same three quarters last year.
•	Restaurant operating cash flow margins were 16.4% as compared to 17.1% for the same three quarters last year.
•	Adjusted EBITDA was $7.5 million as compared to $8.8 million for the same three quarters last year.

Development Update

•
The Company opened three new restaurants in the third quarter, increasing Company-owned restaurants to 156, and plans on opening 5 more new restaurants by year end. The Company is still targeting new restaurant openings of 10% to 15% in 2007.

•
The six most recent Company-owned restaurants are averaging approximately 18% above the system average weekly sales. The weekly sales average increases to approximately 26% above the system average if the last opening is excluded as this new restaurant is in a center that is still under construction. These six restaurants are the first to be built with our new prototype restaurant design. These design features were used in our re-imaged restaurants.

“I am encouraged to see our new restaurants are opening so well,” said Dan Pittard, Rubio’s President and CEO. “In addition, with the opening of three new restaurants in the third quarter and five more that should open in the fourth quarter, we are taking the first steps to grow again. I am also excited about the new brand-building initiatives that I expect will increase sales and earnings.”

Non-GAAP Term Definitions

Restaurant operating cash flow margins are used by the Company to evaluate the performance of its restaurants and are calculated by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

Adjusted EBITDA is a typical non-GAAP measure - i.e., a measure calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles or “GAAP” for companies that issue public debt and certain valuation models used by investors. Although the Company has no debt, we believe the inclusion of Adjusted EBITDA as a financial measure of the Company’s performance is useful to its investors and securities analysts as a factor in their analysis of the Company. The Company uses Adjusted EBITDA in it’s evaluation of funding requirements for future development and other needs. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income, an indicator of cash flows from operations, or a measure of liquidity. The Company calculates Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, less store closure reversal plus depreciation and amortization.

The differences between Adjusted EBITDA and GAAP net income for the third quarter and year-to-date are as follows:

	13 weeks ended 9/24/06	13 weeks ended 9/25/05	39 weeksended 9/24/06	39 weeksended 9/25/05
	(in thousands)		(in thousands)

Net income	$600	$828	$1,231	$2,227
Income tax expense	346	399	730	1,130
Other income	(111)	(99)	(343)	(294)
Loss on disposal/sale of property	114	43	189	47
Store closure reversal	-	-	(247)	-
Depreciation and amortization	2,028	1,882	5,957	5,727
Adjusted EBITDA	$2,977	$3,053	$7,517	$8,837

Conference Call

The Company will host a conference call on Wednesday, November 1, 2006 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at vcall.com or through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.  A recording of the conference call also will be available for 12 months through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ: RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 24, 2006	September 25, 2005	September 24, 2006	September 25, 2005

RESTAURANT SALES	$38,694	$36,444	$110,788	$106,107
FRANCHISE AND LICENSING REVENUES	60	70	200	199
TOTAL REVENUES	38,754	36,514	110,988	106,306

COST OF SALES	10,747	9,922	30,648	28,629
RESTAURANT LABOR	11,839	11,480	35,258	34,223
RESTAURANT OCCUPANCY AND OTHER	9,287	8,825	26,709	25,152
GENERAL AND ADMINISTRATIVE EXPENSES	3,716	3,200	10,620	9,382
DEPRECIATION AND AMORTIZATION	2,028	1,882	5,957	5,727
PRE-OPENING EXPENSES	188	34	236	83
STORE CLOSURE REVERSAL	0	0	(247)	0
LOSS ON DISPOSAL/SALE OF PROPERTY	114	43	189	47

OPERATING INCOME	835	1,128	1,618	3,063
OTHER INCOME	111	99	343	294

INCOME BEFORE INCOME TAXES	946	1,227	1,961	3,357
INCOME TAX EXPENSE	346	399	730	1,130

NET INCOME	$600	$828	$1,231	$2,227

NET INCOME PER SHARE:
Basic	$0.06	$0.09	$0.13	$0.24
Diluted	$0.06	$0.09	$0.13	$0.23

SHARES USED IN CALCULATING NET
INCOME (LOSS) PER SHARE:
Basic	9,627	9,405	9,524	9,363
Diluted	9,627	9,650	9,579	9,651

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 24, 2006	September 25, 2005	September 24, 2006	September 25, 2005

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	27.8%	27.2%	27.7%	27.0%
RESTAURANT LABOR (1)	30.6%	31.5%	31.8%	32.3%
RESTAURANT OCCUPANCY AND OTHER (1)	24.0%	24.2%	24.1%	23.7%
GENERAL AND ADMINISTRATIVE EXPENSES	9.6%	8.8%	9.6%	8.8%
DEPRECIATION AND AMORTIZATION	5.2%	5.2%	5.4%	5.4%
PRE-OPENING EXPENSES	0.5%	0.1%	0.2%	0.1%
STORE CLOSURE REVERSAL	0.0%	0.0%	0.2%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.3%	0.1%	0.2%	0.0%
OPERATING INCOME	2.2%	3.1%	1.5%	2.9%
OTHER INCOME	0.3%	0.3%	0.3%	0.3%
INCOME BEFORE INCOME TAXES	2.4%	3.4%	1.8%	3.2%
INCOME TAX EXPENSE	0.9%	1.1%	0.7%	1.1%
NET INCOME	1.5%	2.3%	1.1%	2.1%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 24, 2006	December 25, 2005
	(unaudited)

CASH AND SHORT-TERM INVESTMENTS	$11,517	$11,071
OTHER CURRENT ASSETS	4,675	5,426
PROPERTY - NET	33,973	30,601
LONG-TERM INVESTMENTS	3,009	3,675
OTHER ASSETS	8,881	7,818
TOTAL ASSETS	$62,055	$58,591

CURRENT LIABILITIES	$12,057	$11,958
OTHER LIABILITIES	5,214	5,668
STOCKHOLDERS' EQUITY	44,784	40,965
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,055	$58,591